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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NAVIANT ACQUIRES MAJORITY INTEREST IN 24/7 REAL MEDIA'S
24/7 MAIL DIVISION
DEAL WILL CREATE THE LARGEST PERMISSION BASED DIRECT MARKETING COMPANY

NEW YORK & BOCA RATON - May 2, 2002 --24/7 Real Media, Inc. (Nasdaq: TFSM), a leader in interactive marketing, today announced the sale of a majority stake in its U.S.-based 24/7 Mail business to Naviant, Inc., the leading collector of opt-in consumer data and an industry leader in permission-based email marketing. The new entity will be called 24/7 Mail, Inc.

Naviant, which also owns eDirect, SweepsClub.com and Data One Marketing, will now have more than 3,000 clients and manage more than 100 million fully permission based email address files and more than 38 million U.S. Postal Service files, making it the dominant fully integrated global direct marketing company.

Under terms of the Agreement, 24/7 Real Media and Naviant will cooperate closely to optimize the business for the benefit of its list owner clients and advertisers. Substantially all current employees of 24/7 Mail will remain with the new venture and will continue to operate for the immediate future out of 24/7 Real Media's New York headquarters. Naviant's sales team and 24/7 Real Media's entire salesforce will market the email lists, as well the properties currently managed by Naviant and its affiliates, including Naviant's industry success "email Append(TM) system". Naviant will also become 24/7 Real Media's preferred email marketing partner.

Under the terms of the sale, the purchase price of the majority stake is up to $4.0 million, with $1 million paid in cash at closing, $1 million payable in installments over the next nine months, and up to $2 million payable quarterly over three years contingent on future gross profit. Naviant also has an option to acquire 24/7 Real Media's remaining minority stake in the business.

"We're extremely pleased about what this new venture means for our clients and for 24/7 Mail's clients and delighted to be working closely with 24/7 Real Media, one of the most innovative companies in the interactive marketing sector," said Mike Brauser, CEO of Naviant. "Our clients will be able to select their marketing targets from the largest permission-based email database in the industry - a fully branded set of consumers that generate tremendous results."

"We are delighted to complete this sale in a manner that enables us to focus on our core businesses while still participating in the future success of this division," said David J. Moore, Chairman and Chief Executive Officer of 24/7 Real Media. "Naviant becomes the undisputed leader in the email marketing arena, and they also become a valued partner of 24/7 Real Media. As important, the cash proceeds raised from this transaction solidify management's confidence that 24/7 Real Media will have the resources necessary to execute its business plan and reach break-even in Q4."

ABOUT NAVIANT
Naviant is a leading provider of integrated precision marketing tools for online and offline environments, enabling marketers to identify, target, reach and build relationships with consumers. Naviant recently acquired both SweepsClub.com Inc., which specializes in reward-based e-mail marketing and postal direct-mail marketer Data One Marketing. Naviant's clients include AT&T, Circuit City, Microsoft, Oracle, Pizza Hut, etc. For more information visit their website at www.naviant.com.

ABOUT 24/7 REAL MEDIA, INC.
Merged in October 2001, 24/7 Real Media provides marketing and technology solutions to online marketers and publishers to maximize customer relationships and revenue. Our products and services include: Internet ad serving technology, online media representation, integrated marketing solutions comprised of network and site specific advertising, email list management & brokerage, online promotions and search engine optimization. For more information, please visit our Web site: www.247realmedia.com.

Contact: 24/7 Real Media: Mark Naples 212.231.7175 mark.naples@247realmedia.com.
Contact: Naviant: Glen Calder 561.750.9800 ext. 16 gcalder@transmediagroup.com.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in the most recent quarterly report and other filings with the Securities and Exchange Commission made by the companies named herein. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: the potential for impairment of relationships with employees or customers, the costs related to the merger or integration of ad serving platforms, the inability of 24/7 Real Media to realize synergies or other anticipated benefits of its recent merger, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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